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Brian Ritchie - FD
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brian.ritchie@fd.com

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Irma Gomez-Dib - FD
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Press Release

INSMED COMPLETES SALE OF FOLLOW-ON BIOLOGICS PLATFORM TO MERCK & CO., INC. FOR GROSS PROCEEDS OF $130 MILLION

RICHMOND, VA. March 31, 2009 - Insmed Inc. (Nasdaq CM:INSM), biopharmaceutical company, announced today that it has successfully closed the sale of all of the Company’s assets related to its follow-on biologics business to a subsidiary of Merck & Co., Inc.  As a result of this closing, Insmed has now received $130 million, the aggregate purchase price, for the assets.  After fees, taxes and other costs related to the transaction, net proceeds are expected to be approximately $123 million.

As a result of the transaction, Merck purchased all rights to Insmed's follow-on biologic assets, including INS-19 and INS-20, as well as control of the Boulder, Colorado-based manufacturing facility.  Merck, through an affiliate, has assumed the facility’s lease and ownership of all the equipment in the building.  In addition, Merck has offered positions to employees of the Boulder facility.  Insmed has retained its Richmond, VA corporate office, which houses its Clinical, Regulatory, Finance, and Administrative functions, in support of the continuing IPLEX™ program.

Insmed will continue to carefully evaluate potential uses of the proceeds from the transaction.

RBC Capital Markets served as exclusive financial advisor to Insmed on the transaction and the review of strategic alternatives, and provided a fairness opinion to the Company’s Board of Directors.  McGuire Woods, LLP acted as legal advisor to Insmed and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal advisor to Merck.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein development experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop IPLEX™ may be unsuccessful our common stock could be delisted from the Nasdaq Capital Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.